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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:   Rosanne Palacios                      Judy Wawroski
           Vice President of Marketing           Vice President
           International Bancshares              International Bancshares
             Corporation                           Corporation
           (956) 726-6636 (Laredo)               (956) 722-7611 (Laredo)


                   IMELDA NAVARRO CLIMBS IBC CORPORATE LADDER

(September 27, 2002) LAREDO, TX - Imelda Navarro, Senior Executive Vice President at International Bank of Commerce (IBC) - Laredo, has been elected to the board of directors of IBC-Laredo and to the board of directors of IBC's parent company, International Bancshares Corporation (NASDAQ: IBOC). Navarro has reached a high level of corporate success after beginning her career with the bank at an entry-level clerical position. She currently serves as Chief Financial Officer and Chief Operating Officer for IBC-Laredo. She also manages accounting operations for International Bancshares Corporation.

"Imelda has been an integral part of our company's success and has developed great insight into our operating philosophy and growth strategies," said Dennis E. Nixon, Chairman of the Board and CEO of International Bancshares Corporation. "Imelda is well deserving of this responsibility and her election to the board shows recognition by our board members of her excellent management abilities and outstanding contributions to IBC."

Navarro has been an IBC employee for more than 25 years. She began working at IBC as a file clerk at the age of 16, while she was participating in a vocational program offered by Nixon High School in Laredo. After graduating from high school, Navarro continued working for IBC on a part-time basis while she attended Laredo State University where she became a cum laude graduate with a B.B.A. in Accounting. Throughout her career, Navarro has increased her knowledge of retail and commercial banking, fueling her rise through the corporate ranks.

Navarro has consistently devoted a great deal of her time to charitable projects and civic organizations. Over the years, she has been a board member of the Laredo Chamber of Commerce, the Domestic Violence Coalition, the Executive Club, and La Casa de Misericordia. She also has served on the Laredo Commission for Women, the advisory board of Mercy Regional Medical Center, and as chairperson for the Laredo Center for the Arts. In addition, she has been president of Laredo Business, the Professional Women's Association, Financial Women International and the Borderfest celebration.

IBC-Laredo is a member of International Bancshares Corporation (NASDAQ:
IBOC), a $6.7 billion multi-bank financial holding company headquartered in Laredo, Texas with more than 100 facilities and more than 190 ATMs serving more than 35 communities, including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

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